Exhibit 11


			    Shiva Corporation
	    Computation of Net Income (Loss) Per Share (1)

					   Three months ended
				      ---------------------------
					March 29,     March 30,
					 1997          1996 (2)
				      ------------- -------------
Weighted Average
Common and Common
Equivalent Shares:

Weighted Average
Common Shares
Outstanding During
the Period                            28,971,621    27,830,865

Weighted Average
Common Equivalent
Shares                                         -     2,694,207
				      ----------    ----------
				      28,971,621    30,525,072
				      ==========    ==========

Net Income (Loss)                    ($8,370,000)   $4,339,000

Primary Net Income
 (Loss) Per Share                         ($0.29)        $0.14


(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share. Net loss per share excludes common equivalent shares because their effect is antidilutive.

(2) Retroactively adjusted to reflect the one-for-one stock dividend on all shares of the Company's common stock declared by the Company's Board of Directors on April 2, 1996. The stock dividend was paid on April 22, 1996, to all stockholders of record on April 12, 1996.


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